Exhibit 10.35

ELEVENTH AMENDMENT TO

2001 RESTATEMENT OF

THE HARRAH’S ENTERTAINMENT, INC.

SAVINGS AND RETIREMENT PLAN

WHEREAS, Harrah’s Entertainment, Inc., a Delaware corporation (the “Company”), has established and maintains the Harrah’s Entertainment, Inc. Savings and Retirement Plan (the “Plan”) for the benefit of its eligible employees and the eligible employees of certain participating companies; and

WHEREAS, Section 14.2 of the Plan provides that the Board or the HRC has the authority to amend the Plan; and

WHEREAS, amendment of the Plan is desirable to permit Participants to make Roth Contributions, as defined below, and to implement automatic enrollment provisions.

WHEREAS, the Company entered into the Agreement and Plan of Merger, dated as of December 19, 2006, among Hamlet Holdings LLC, Hamlet Merger Inc. and the Company (the “Merger Agreement”); and

WHEREAS, on January 28, 2008, pursuant to the Merger Agreement, Hamlet Merger Inc. merged with and into the Company and the stock of the Company, including all shares in the Harrah’s Stock Fundunder the Plan, ceased to be publicly traded; and

WHEREAS, amendment of the Plan is desirable to reflect changes with respect to the Harrah’s Stock Fund.

NOW, THEREFORE, BE IT RESOLVED that this Eleventh Amendment to the 2001 Restatement of the Plan is adopted and shall supersede the provisions of the Plan to the extent those provisions are inconsistent with the provisions of this Eleventh Amendment.

BE IT FURTHER RESOLVED that, pursuant to the power and authority reserved by Section 14.2 of the Plan, the Plan is hereby amended as follows, effective as provided below.

1. Effective January 28, 2008, by substituting the following for the last two paragraphs of the Preamble to the Plan:

“Effective January 12, 2004 through January 28, 2008, the Plan was a stock bonus plan with a cash or deferred arrangement intended to comply with the provisions of Sections 401(a), 401(k) and 401(m) of the Code. The Plan was an “eligible individual account plan,” as defined in ERISA Section 407(d)(3), and provided for the acquisition and holding of “qualifying employer securities,” as defined in ERISA Section 407(d)(5).

The portion of the Plan that was invested in qualifying employer securities was an employee stock ownership plan that met the requirements in Code Sections 401(a), 409 and 4975(e)(7).

Effective January 28, 2008, the Plan is a profit-sharing plan with a cash or deferred arrangement intended to comply with the provisions of Sections 401(a), 401(k) and 401(m) of the Code. The Plan is an “eligible individual account plan,” as defined in ERISA Section 407(d)(3).”

2. Effective January 28, 2008, Sections 1.15, 5.4, 5.5, 5.6. 5.7, 6.6(b), 6.8, and 11.5 of the Plan will cease to be effective and will be reserved.

3. Effective as of April 1, 2008, by substituting the following for Paragraph 1.17(a)(i) of the Plan:

“(i) the sum of: (A) the amount of Matching Contributions allocated to his Matching Account and the amount of After Tax Contributions allocated to his After Tax Account for the Plan Year, (B) any Qualified Nonelective Contributions or Qualified Matching Contributions for that Plan Year (under Section 3.5(b) or 3.6(b)), and (C) allocations of 401(k) Contributions to his 401(k) Account and allocations of Roth Contributions to his Roth Account (excluding any Catch-up Contributions and any Roth Catch-up Contributions), to the extent the Administrator elects to take such allocations into account, by”

4. Effective as of April 1, 2008, by substituting the following for Paragraph 1.18(a)(i) of the Plan:

“(i) the sum of: (A) the amount of 401(k) Contributions, if any, credited to his 401(k) Account for the Plan Year in question under this Plan, the amount of Roth Contributions, if any, credited to his Roth Account for the Plan Year in question under Appendix H of the Plan, and the amount, if any, credited under any other plans which are aggregated with this Plan under Code Section 401(k)(3)(A) (including any excess amounts described in Code Section 402(g) if he is a Highly Compensated Employee, but excluding any excess amounts distributed to him pursuant to Section 3.8(b) and any Catch-Up Contributions and any Roth Catch-Up Contributions) and (B) to the extent elected by the Administrator under Section 3.5(b), amounts credited to his Qualified Account for that Plan Year, by”

5. Effective as of January 28, 2008, by substituting the following for Section 1.43 of the Plan:

“Section 1.43 Investment Fund. “Investment Fund” means one of the investment funds of the Trust Fund as provided in Article V.”

6. Effective April 1, 2008 by adding the following as a new Section 3.3(a)(v) of the Plan:

“(v) This Section 3.3(a)(v) shall apply to: (A) each Eligible Employee who has his first Hour of Service on or after April 1, 2008, and (B) each Eligible Employee who is a former Employee who has his first Hour of Service after rehire on or after April 1, 2008. Subject to the Rules of the Plan, unless the Eligible Employee elects otherwise by the 105th day after his date of hire or rehire, as applicable, the Administrator shall treat the Eligible Employee as having elected to contribute a 401(k) Contribution by payroll reduction in an amount equal to 3% of his Compensation (the “Initial Automatic Enrollment”). In accordance with the Rules of the Plan, unless the Eligible Employee elects otherwise, on January 1 of the year following the anniversary of the Employee’s Initial Automatic Enrollment, the payroll deduction shall increase by 1% of the Eligible Employee’s Compensation, not to exceed 6%. Prior to an Eligible Employee’s Initial Automatic Enrollment and annually thereafter, the Administrator shall provide notices regarding the Eligible Employee’s 401(k) Contributions under this Section 3.3(a)(v) that comply with the requirements set forth in the Rules of the Plan. All 401(k) Contributions made under this Section 3.3(a)(v) are subject to any combined limit on both 401(k) and After Tax Contributions set by the Administrator. Except as elected by the Eligible Employee in accordance with Appendix H to the Plan, no portion of the Eligible Employee’s 401(k) Contributions to be made pursuant to this Section 3.3(a)(v) shall be made as Roth Contributions, as defined in Section H1.3 of Appendix H, or Roth Catch-Up Contributions, as defined in Section H1.2 of Appendix H. Any Participant subject to this Section 3.3(a)(v) may increase, decrease, or completely discontinue his 401(k) Contributions consistent with Section 3.3(d). All 401(k) Contributions made under this Section 3.3(a)(v) are subject to Section 5.1 (Investment Options) and Section 5.2 (Default Investment Fund).”

7. Effective as of April 1, 2008, by substituting the following for Subsection 3.3(h) of the Plan:

“(h) Return of Excess Deferrals. If a Participant makes elective deferrals, as defined in Treasury Regulation Section 1.401(k)-6, to this Plan and any other cash or deferred arrangement for a calendar year which exceed the limit under Code Section 402(g) for such year, the Participant shall notify the Administrator of the amount of such excess deferrals made under this Plan by the March 1 of the next calendar year. The amount of such excess deferrals (and any income thereon allocable thereto in accordance with Treasury Regulation Section 1.402(g)-1) shall be distributed to the Participant by the April 15 of the next calendar year. If a Participant has made excess deferrals to this Plan the Participant shall be deemed to have given the notice referred to above, and the excess contributions (and any income thereon) shall be distributed to the Participant by such April 15. Any such distribution shall not be subject to any Spousal Consent, nor shall it be treated as a withdrawal or distribution subject to the provisions of Article VIII or XI. If such Participant made elective deferrals to this Plan for a calendar year as 401(k) Contributions and Roth Contributions, such Participant must identify the portion of the Roth Contributions to be treated as excess deferrals for purposes of this subsection.”

8. Effective as of January 28, 2008, by substituting the following for Section 3.4(c)(i) of the Plan:

“(c) Deposit in Trust.

(i) The fixed Matching Contributions described in Section 3.4(a)(i) will typically be transmitted to the Trustee in cash to be held in the Trust Fund as soon as practicable following the end of each month. However, all Matching Contributions will be transmitted to the Trustee to be held in the Trust Fund no later than the date upon which the Company’s federal income tax return is due (including extensions thereof) for its taxable year coinciding with the Plan Year in question.”

9. Effective as of April 1, 2008, by substituting the following for Paragraph 3.5(b)(iv) of the Plan:

“(iv) Prior to the end of the following Plan Year, the amount of excess contributions within the meaning of Treasury Regulation Section 1.401(k)-6 (adjusted for income or loss for the Plan Year and, only for Plan Years beginning in 2006 and 2007, the period from the end of the Plan Year until distributed, computed in a consistent and reasonable manner in accordance with Section 5.1 and Code Section 401(a)(4)) for Participants who were Highly Compensated Employees for the Plan Year shall be distributed to the Highly Compensated Employees in question. Such distribution shall not be subject to any Spousal Consent requirements or treated as a withdrawal or distribution subject to Article VIII or XI. To the extent that any excess contribution is distributed pursuant to this subsection, any Matching Contribution relating to such excess contribution will be forfeited. If a Participant who was a Highly Compensated Employee for the Plan Year made elective deferrals for the Plan Year as 401(k) Contributions and Roth Contributions, such Participant may designate the portion of the 401(k) Contributions to be treated as excess contributions and the portion of the Roth Contributions to be treated as excess contributions. If such Participant fails to make such designation, the portions of such Participant’s 401(k) Contributions and Roth Contributions to be treated as excess contributions shall be determined under the Rule of the Plan.”

10. Effective as of January 28, 2008, by substituting the following for the first sentence of Section 5.1(c) of the Plan:

“The Investment Funds otherwise selected by the Investment Committee and offered under the Plan may be changed, from time to time, without the necessity of amending this Plan.”

11. Effective as of January 28, 2008, by substituting the following for Section 5.2 of the Plan:

“Section 5.2 Default Investment Fund. If a Participant or Beneficiary fails or declines to make an effective investment election, the Participant’s or Beneficiary’s Accounts shall be held in one or more default Investment Funds, as selected by the Investment Committee.”

12. Effective as of January 28, 2008, by substituting the following for Section 5.3(a)(i) of the Plan:

“(i) has the responsibility and authority to evaluate, select and remove the Investment Funds;”

13. Effective as of January 28, 2008, by substituting the following for Section 6.2(b) of the Plan:

“(b) Transaction. Transaction fees and expenses may include, but are not limited to, withdrawal, distribution and loan fees. Transaction fees shall be charged to the Participant’s Account involved in the transaction provided that no fee shall reduce a Participant’s Account balance below zero. No fees are assessed on Investment Fund election changes by a Participant or Beneficiary.”

14. Effective as of January 28, 2008, by substituting the following for Section 8.2 of the Plan:

“Section 8.2 Payment Form and Medium. The form of payment for an in-service withdrawal shall be a cash lump-sum. However, if all or any portion of an in-service withdrawal represents an Eligible Rollover Distribution, a Participant may elect a Direct Rollover.”

15. Effective as of January 28, 2008, by substituting the following for Subsection 8.6(a) of the Plan:

“(a) After a Participant has exhausted all In-Service Withdrawals available to him under Section 8.7 (and Section H3.3 of Appendix H), a Hardship withdrawal is available from the following Participant Accounts: (i) the vested Matching Account; (ii) the vested Discretionary Contribution Account; (iii) the 401(k) Account (excluding post-1988 investment earnings), and (iv) the vested Prior Plan Account.”

16. Effective as of January 28, 2008, by substituting the following for Paragraph 8.6A(c)(iv) of the Plan:

“(iv) By taking other currently available distributions or nontaxable loans from any plan; or”

17. Effective as of January 28, 2008, by substituting the following for the first paragraph of Section 11.2 of the Plan:

“Section 11.2 Distribution of Accounts. Except as provided in Appendix B or C, distribution of the vested Accounts of a Participant or a Beneficiary of a deceased Participant shall be made in cash in one of the following forms as elected by the Participant or Beneficiary:”

18. Effective as of April 1, 2008, Section 11.3 of the Plan is hereby amended to read in its entirety as follows:

Section 11.3 Small Distributions. The Participant shall select the method by which his vested Accounts will be distributed to him. Notwithstanding the foregoing, if the distributable balance of the Participant’s Accounts is $200 or less, then the Trustee shall distribute the Participant’s vested Accounts in a lump sum, and the Participant shall have no right to select the manner in which he will receive his distribution from the Plan. If the distributable balance of the Participant’s Accounts is greater than $200, but not greater than $1,000 (provided such Participant does not have an Account subject to Appendix B) and the Participant fails to elect a form of distribution when payable, the Trustee shall distribute the Participant’s vested Accounts in a lump sum. If the distributable balance of the Participant’s Accounts is greater than $1,000 but not greater than $5,000 (provided that the Participant does not have an Account subject to Appendix B), if the Participant fails to elect a form of distribution when payable, the Trustee shall distribute the Participant’s vested Accounts in a Direct Rollover to an individual retirement account (described in Code Section 408(a)) or an individual retirement annuity (described in Code Section 408(b)) designated by the Administrator. This Section 11.3 shall not apply to the Participant’s Roth Account and Roth Rollover Account (which shall be subject to Appendix H).

19. Effective April 1, 2008, the Plan is hereby amended by adding Appendix H to the Plan in the form set forth on Exhibit A hereto.

IN WITNESS WHEREOF, Harrah’s Entertainment, Inc. has caused this Eleventh Amendment to be executed by its duly authorized officer on July 11, 2008.

By:	/s/ JEFFREY SHOVLIN
Name:	Jeffrey Shovlin
Title:	Vice President

EXHIBIT A

Roth Contributions	Appendix H

The Harrah’s Entertainment, Inc.

Savings and Retirement Plan

Roth Contributions

This Appendix H establishes a qualified Roth contribution program, within the meaning of Section 402A of the Code, under the Plan.

Article H1

Definitions

Unless the context clearly indicates to the contrary, the terms used below with the first letter or letters capitalized shall have the meanings specified in this Article H1. If no definition is provided below, such terms shall have the meaning specified in the Plan.

H1.1 Roth Account. “Roth Account” means the separate account, if any, maintained under Section 1.2 for each Participant to which shall be credited such Participant’s Roth Contributions made pursuant to Section H2.2, and such Participant’s Roth Catch-up Contributions made pursuant to Section H2.3, and related investment earnings and from which shall be debited allocable expenses, investment losses, withdrawals and distributions.

H1.2 Roth Catch-Up Contributions. “Roth Catch-Up Contributions” of a Participant means an amount contributed by his Employer to the Plan for him under Section H2.3. A Roth Catch-up Contribution is designated irrevocably by the Participant at the time of the election as a Roth Catch-up Contribution that is being made in lieu of all or a portion of the Catch-up Contribution the Participant is otherwise eligible to make under Section 3.3(b). The Roth Catch-up Contribution shall be treated by the Employer as not excludible from the Participant’s gross income at the time the Participant would have received that amount in cash if the Participant had not made a Roth Catch-up Contribution election. A Participant’s Roth Catch-up Contributions shall be elective contributions, as defined in Treasury Regulation Section 1.401(k)-6, and shall be designated Roth contributions subject to Section 402A of the Code and Treasury Regulation Section 1.401(k)-1(f).

H.1.3 Roth Contributions. “Roth Contributions” of a Participant means an amount contributed by his Employer to the Plan for him under Section H2.2. A Roth Contribution is designated irrevocably by the Participant at the time of the election as a Roth Contribution that is being made in lieu of all or a portion of the 401(k) contribution the Participant is otherwise eligible to make under Section 3.3(a). The Roth Contribution shall be treated by the Employer as not excludible from the Participant’s gross income at the time the Participant would have received that amount in cash if the Participant had not made a Roth Contribution election. A

Participant’s Roth Contributions shall be elective contributions, as defined in Treasury Regulation Section 1.401(k)-6, and shall be designated Roth contributions subject to Section 402A of the Code and Treasury Regulation Section 1.401(k)-1(f).

H1.4 Roth Rollover Account. “Roth Rollover Account” means the separate account, if any, maintained under Section 1.2 for each Participant to which shall be credited such Participant’s Roth Rollover Contributions made pursuant to Section H5.1 and related investment earnings, and from which shall be debited allocable expenses, investments, withdrawals and distributions.

H1.5 Roth Rollover Contribution. “Roth Rollover Contribution” means a contribution made pursuant to Section H5.1.

Article H2

Roth Contribution Program

H2.1 Roth Contributions; Roth Catch-up Contributions. Each Active Participant who enters into a payroll reduction agreement may elect, in accordance with the Rules of the Plan, to make Roth Contributions by payroll reduction in accordance with Sections H2.2, and Roth Catch-Up Contributions in accordance with Section H2.3, in an amount equal to a designated whole percentage of his Compensation within minimum and maximum amounts established by the Administrator from time to time.

H2.2 Designation of 401(k) Contributions. An Active Participant who elects to make 401(k) Contributions pursuant to Section 3.3(a) may designate that some or all of such 401(k) Contributions are Roth Contributions in accordance with Section 402A of the Code, Treasury Regulation Section 1.401(k)-1(f) and the Rules of the Plan. An Active Participant’s 401(k) Contributions that are designated as Roth Contributions shall be subject to the limitations of Section 3.3(a) and the Rules of the Plan.

H2.3 Designation of Catch-up Contributions. An Active Participant who elects to make Catch-up Contributions pursuant to Section 3.3(b) may designate that some or all of such Catch-up Contributions are Roth Catch-up Contributions in accordance with Section 402A of the Code, Treasury Regulation Section 1.401(k)-1(f) and the Rules of the Plan. An Active Participant’s Catch-up Contributions that are designated as Roth Catch-up Contributions shall be subject to the limitations of Section 3.3(b), Code Section 414(v), and the Rules of the Plan.

H2.4 Vesting of Roth Accounts. A Participant shall be 100% vested in his Roth Accounts at all times.

H2.5 Application of Plan Provisions. Except as otherwise provided in the Plan and this Appendix H, the provisions of the Plan applicable to 401(k) Contributions shall apply to Roth Contributions, and the provisions of the Plan applicable to Catch-up Contributions shall apply to Roth Catch-up Contributions, which provisions shall include, without limitation, the provisions of Sections 1.7, 3.3, 3.4, 3.5, 3.6, 3.8, 3.9, Article VIII (other than Section 8.6A) and Appendix A to the Plan. Except as otherwise provided in the Plan and this Appendix H, references in the Plan to a Participant’s Accounts shall include such Participant’s Roth Account and Roth Rollover Account, if any.

Article H3

In-Service Withdrawals from

Roth Accounts and Roth Rollover Accounts

H3.1 In-Service Withdrawals. Notwithstanding anything in the Plan or this Appendix H to the contrary, no Participant may make a withdrawal from his Roth Account until he attains age 59 1/2 or he has a financial hardship (as provided in Section 8.6).

H3.2 Hardship Withdrawals. After a Participant has exhausted all In-Service Withdrawals available to him under Section 8.7 (and Section H3.3), a Hardship withdrawal is available from his Roth Account (excluding investment earnings). Such Participant must satisfy the conditions under Section 8.6 in order to receive such Hardship withdrawal. The Hardship withdrawal will result in the suspension of all Matching Contributions with respect to any 401(k) Contributions, After Tax Contributions and Roth Contributions made for the next six months, beginning on the first day of the pay period following the pay period in which the withdrawal is made, or as soon as administratively practicable thereafter.

H3.3 In-Service Withdrawals Not on Account of Hardship.

(a) Roth Account. An Active or Inactive Participant who attains age 59 1/2 may withdraw all or a portion of his Roth Account at any time. Any such withdrawal will result in the suspension of all Matching Contributions with respect to any 401(k) Contributions, After Tax Contributions and Roth Contributions made for the next six months, beginning with the first day of the first pay period in which the withdrawal is made, or as soon as administratively practicable thereafter.

(b) Roth Rollover Account. An Active or Inactive Participant may withdraw all or a portion of his Roth Rollover Account at any time.

Article H4

Distribution of Roth Accounts and Roth Rollover Accounts; Direct Rollovers

H4.1 Rights upon Normal or Disability Retirement or Separation from the Service.

(a) Pursuant to Section 11.1, upon a Participant’s Normal, Early or Disability Retirement or Separation from the Service, he shall be entitled to receive the vested amount credited to his Roth Account and Roth Rollover Account in accordance with Section 11.2. A Participant’s Roth Account shall be distributed on account the Participant’s severance from employment subject to the other provisions of the Plan regarding distributions, other than provisions that require a Separation from the Service before such amount may be distributed.

(b) Notwithstanding Section 11.2(c), a Direct Rollover of a distribution from a Roth Account or Roth Rollover Account will be made only to another “designated Roth account,” as defined in Section 402A of the Code and Treasury Regulation Section 1.401(k)-6, under an applicable retirement plan, described in-Section 402A(e)(1) of the Code, or to a Roth IRA described in Section 408A of the Code, and only to the extent the rollover from the Roth Account is an Eligible Rollover Distribution and the recipient is a Distributee.

(c) In the case of an Eligible Rollover Distribution from a Participant’s Roth Account and Roth Rollover Account, for purposes of subsection H4.1(b), a “Direct Rollover” means a payment by the Plan to a designated Roth account, as defined in Section 402A of the Code and Treasury Regulation Section 1.401(k)-6, under an applicable retirement plan, described in Section 402A(e)(1) of the Code, or to a Roth IRA, described in Section 408A of the Code, which is designated by the Distributee.

H4.2 Small Distributions. The Participant shall select the method by which his Roth Account and Roth Rollover Account will be distributed to him under Section 11.2. Notwithstanding the foregoing, if the distributable balance of the Participant’s Accounts is $200 or less, then the Trustee shall distribute the Participant’s vested Accounts in a lump sum, and the Participant shall have no right to select the manner in which he will receive his distribution from the Plan. If the distributable balance of the Participant’s Accounts is greater than $200, but not greater than $1,000 (provided such Participant does not have an Account subject to Appendix B) and the Participant fails to elect a form of distribution when payable, the Trustee shall distribute the Participant’s vested Accounts in a lump sum. Notwithstanding the foregoing, if the distributable balance of the Participant’s Roth Account and Roth Rollover Account is $200 or less, then the Trustee shall distribute the Participant’s vested Accounts in a lump sum, and the Participant shall have no right to select the manner in which he will receive his distribution from the Plan. If the distributable balance of the Participant’s Roth Account and Roth Rollover Account is greater than $200, but not greater than $1,000 and the Participant fails to elect a form of distribution when payable, the Trustee shall distribute the Participant’s Roth Account and Roth Rollover Account in a lump sum. If the distributable balance of the Participant’s Roth Account and Roth Rollover Account is greater than $1,000, but not greater than $5,000, if the Participant fails to elect a form of distribution when payable, the Trustee shall distribute the Participant’s Roth Account and Roth Rollover Account in a Direct Rollover to a Roth IRA described in Code Section 408A designated by the Administrator.

H4.3 Roth Account and Roth Rollover Account Considered Separately for Certain Purposes.

(a) For purposes of Section 1.28(b)(iii), any distribution from a Participant’s Roth Account or Roth Rollover Account shall not be considered in determining whether a total lump sum distribution of the remainder of the Participant’s Accounts is less than $200, as described in Treasury Regulation Section 1.401(a)(31)-1, Q&A 11, in accordance with Treasury Regulation Section 1.401(k)-1(f)(4).

(b) For purposes of Section 11.3, any amount that a Participant’s Roth Account and Roth Rollover Account shall be considered separately from the remainder of a Participant’s Accounts in determining the distributable balance of the Participant’s Accounts, in accordance with Treasury Regulation Section 1.401(k)-1(f)(4).

Article H5

Roth Rollover Contributions

H5.1 Roth Rollover Contributions. As provided in the Rules of the Plan, an Eligible Employee may make a contribution to his Roth Rollover Account if it is a direct rollover from another “designated Roth account,” as defined in Section 402A of the Code and Treasury Regulation Section 1.401(k)-6, under an applicable retirement plan, described in Code Section 402A(e)(1), and only to the extent the direct rollover is an eligible rollover distribution, within the meaning of Section 401(a)(31) of the Code.

H5.2 Conditions to Roth Rollover Contributions.

(a) To meet the requirements of Section H4.1, such contribution must

(i) constitute an eligible rollover distribution, as defined in Section 402(f)(2)(A) of the Code, and

(ii) consist entirely of cash and exclude any other type of property.

(b) If the Administrator accepts a contribution pursuant to Section H4.1 and later determines that it was improper to do so, in whole or in part, the Plan shall refund the necessary amount to the Eligible Employee.

(c) An Eligible Employee who makes a contribution to his Roth Rollover Account pursuant to Section H4.1 prior to the date that he satisfies the eligibility requirements described in Article II shall generally be treated as a Participant for purposes of the Plan provisions relating to the valuation, investment and distribution of Accounts. However, such Eligible Employee shall not be treated as a Participant for purposes of eligibility to make 401(k) Contributions, Catch-Up Contributions, After Tax Contributions, Roth Contributions or Roth Catch-up Contributions or to receive an allocation of any Matching Contributions, Discretionary Matching Contributions, or Discretionary Contributions.

H5.3 Vesting of Roth Rollover Accounts. A Participant shall be 100% vested in his Roth Rollover Account at all times.